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                                                                    Exhibit 5(b)



                           INTERNATIONAL CURRENCY FUND

                              SUB-ADVISER AGREEMENT

         Sub-Adviser Agreement executed as of ____________, 1998 between STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (the "Adviser") and ROTHSCHILD INTERNATIONAL ASSET MANAGEMENT LIMITED (the Sub-Adviser).

                                  WITNESSETH

         That in connection of the mutual covenants herein contained, it is agreed as follows:

         1.       SERVICES TO BE RENDERED BY SUB-ADVISER TO THE TRUST.

                  Subject always to the control of the trustees (the "Trustees") of International Currency Fund, a Delaware business trust (the "Trust"), the Sub-adviser, at its expense, will furnish continuously an investment program for the Initial Portfolios listed on Schedule A hereto (the "Initial Portfolios") and such other funds as the Investment Company and the Adviser may agree upon (collectively, the "Funds") and will make investment decisions on behalf of the Funds and place all orders for the purchase and sale of portfolio securities and all other investments. In the event that the Trust establishes one or more Funds other than the Initial Portfolios with respect to which the Adviser desires to retain the Sub-adviser to render investment advisory services hereunder, it shall so notify the Sub-adviser in writing, indicating the advisory fee to be payable with respect to the additional Fund. If the Sub-adviser is willing to render such services, it shall so notify the Adviser in writing, whereupon such Fund shall become a Fund hereunder. In such event a writing signed by both the Adviser and the Sub-adviser shall be annexed hereto as a part hereof indicating that such additional Fund has become a Fund hereunder and reflecting the agreed-upon fee schedule for such Fund.

         In the performance of its duties, the Sub-adviser (i) will comply with the provisions of the Trust's Agreement and Declaration of Trust and By-laws, including any amendments thereto (upon receipt of such amendments by the Sub-adviser), and the investment objectives, policies and restrictions of the Fund as set forth in its current Registration Statement (copies of which will be supplied to the Sub-adviser upon filing with the Securities and Exchange Commission), (ii) will use its best efforts to safeguard and promote the welfare of each Fund, (iii) will comply with other policies which the Trustees or the Adviser, as the case may be, may from time to time determine as promptly as practicable after such policies have been communicated to the Sub-adviser in writing, and (iv) shall exercise the same care and diligence expected of the Trustees. The Sub-adviser and the Adviser shall each make its officers and employees available to the other from time to time at reasonable times to review investment policies of the Funds and to consult with each other regarding the investment affairs of the Funds.

                  (a) The Sub-adviser, at its expense, will furnish all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties hereunder faithfully.

                  (b) In the selection of brokers, dealers or futures commissions merchants (collectively, brokers) and the placing of orders for the purchase and sale of portfolio investments for the Funds, the Sub-adviser shall seek to obtain for each Fund the



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                           most favorable price and execution available, except
                           to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for each Fund the most favorable price and execution available, the Sub-adviser, bearing in mind the Fund's best interests at all times, shall consider all factors it deems relevant, including, by way of illustration, the price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker involved and the quality of service rendered by the broker in other transactions. Subject to such policies as the Trustees may determine and communicate to the Sub-adviser in writing, the Sub-adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Fund to pay a broker that provides brokerage and research services to the Sub-adviser or any affiliated person of the Sub-adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction, if the Sub-adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, viewed in terms of either that particular transaction or the Sub-adviser's overall responsibilities with respect to the Fund and to other clients of the Sub- adviser and any affiliated person of the Sub-adviser as to which the Sub-adviser or any affiliated person of the Sub-adviser exercises investment discretion.

                  (c) The Sub-adviser shall not be obligated to pay any expenses of or for the Trust or of or for a Fund not expressly assumed by the Sub-adviser pursuant to this
                           Section 1.

         2.       OTHER AGREEMENTS, ETC.

         It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a shareholder, partner, director, officer or employee of, or be otherwise interested in, the Sub-adviser, and in any person controlling, controlled by or under common control with the Sub-adviser, and that the Sub- adviser and any person controlling, controlled by or under common control with the Sub-adviser may have an interest in the Trust. It is also understood that the Sub-adviser and persons controlling, controlled by or under common control with the Sub-adviser have and may have advisory, management service, distribution or other contracts with other organizations and persons, and may have other interests and businesses.

         3.       COMPENSATION TO BE PAID BY THE ADVISER TO THE SUB-ADVISER

         The Adviser will pay to the Sub-adviser as compensation for the Sub-adviser's services rendered, for the facilities furnished and for the expenses borne by the Sub-adviser pursuant to Section 1, a fee, computed and paid monthly at the annual rate (based on the number of days elapsed through the end of the month) set forth on Schedule B hereto. Such fee shall be payable for each month within ten (10) business days after the end of such month. If the Sub-adviser shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

         4.       ASSIGNMENT TERMINATES THIS AGREEMENT; AMENDMENTS OF THIS
                  AGREEMENT

         This Agreement shall automatically terminate as to a Fund, without the payment of any penalty, in


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the event of its assignment or in the event that the Investment Advisory
Agreement dated as of ________________, 1998 between the Adviser and the Trust, with respect to that Fund, shall have terminated for any reason, and the Adviser shall provide notice of any such termination of the Investment Advisory Agreement to the Sub-adviser; and this Agreement shall not be amended as to a Fund unless such amendment be approved by the affirmative vote of a majority of the outstanding shares of that Fund, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees who are not interested persons of the Trust or of the Adviser or of the Sub-adviser.

         5.       EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT

         This Agreement shall become effective upon its execution, and shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated as to a Fund as follows:

                  (a) The Trust may at any time terminate this Agreement with respect to a Fund by written notice delivered or mailed by registered mail, postage prepaid, to the Adviser and the Sub-adviser, or

                  (b) If (i) the Trustees or the shareholders of the Trust by the affirmative vote of a majority of the outstanding shares of a Fund, and (ii) a majority of the Trustees who are not interested persons of the Trust or of the Adviser or of the Sub-adviser, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Agreement, then this Agreement shall automatically terminate at the close of business on the second anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later; provided, however, that if the continuance of this Agreement is submitted to the shareholders of a Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Sub-adviser may continue to serve hereunder in a manner consistent with the Investment Company Act of 1940, as amended (the 1940
                           Act), and the rules and regulations thereunder, or

                  (c) The Adviser may at any time terminate this Agreement by not less than 60 days' written notice delivered or mailed by registered mail, postage prepaid, to the Sub- adviser, and the Sub-adviser may at any time terminate this Agreement by not less than 60 day's written notice delivered or mailed by registered mail, postage prepaid, to the Adviser.

         Action by the Trust under paragraph (a) above may be taken either (i) by vote of a majority of the Trustees, or (ii) by the affirmative vote of a majority of the outstanding shares of the applicable Fund.

         Termination of this Agreement pursuant to this Section 5 shall be without the payment of any penalty.

         6.       CERTAIN INFORMATION

         The Sub-adviser shall promptly notify the Adviser in writing of the occurrence of any of the following events: (a) the Sub-adviser shall fail to be registered as an investment adviser under the

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Investment Advisers Act of 1940, as amended from time to time, and under the laws of any jurisdiction in which the Sub-adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement or any other agreement concerning the provision of investment advisory services to the Trust, (b) the Sub-adviser shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust, (c) there is a change in control of the Sub-adviser or any parent of the Sub-adviser within the meaning of the 1940 Act or (d) there is a material adverse change in the business or financial position of the Sub-adviser.

         7.       CERTAIN DEFINITIONS

         For the purposes of this Agreement, the "affirmative vote of a majority of the outstanding shares" means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the shares of a Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.

         For the purposes of this Agreement, the terms affiliated person, control, interested person and assignment shall have their respective meanings defined in the 1940 Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act; the term specifically approve at least annually shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder; and the term brokerage and research services shall have the meaning given in the 1934 Act and the rules and regulations thereunder.

         8.       NONLIABILITY OF SUB-ADVISER

         In the absence of wilful misfeasance, bad faith or gross negligence on the part of the Sub-adviser, or reckless disregard of its obligations and duties hereunder, the Sub-adviser shall not be subject to any liability to the Adviser, to the Trust, to any Fund, or to any shareholder, officer, director or Trustee thereof, for any act or omission in the course of, or connected with, rendering services hereunder.

         9.       EXERCISE OF VOTING RIGHTS

         Except with the agreement or on the specific instructions of the Trustees or the Adviser, the Sub- adviser shall not exercise or procure the exercise of any voting right attaching to investments of a Fund.

         10.      NOTICES

         All notices, requests and consents shall be in writing and shall be personally delivered or mailed by registered mail, postage prepaid, to the other party at such address as may be furnished in writing by such party.

         11.      APPLICABLE LAW AND LIABILITIES

         This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

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         IN WITNESS WHEREOF STATE STREET BANK AND TRUST COMPANY and ROTHSCHILD
INTERNATIONAL ASSET MANAGEMENT LIMITED have each caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, as of the day and year first above written.

                                        STATE STREET BANK AND TRUST
                                        COMPANY


                                        By:
                                           ----------------------------------
                                           Name:
                                           Title:


                                        ROTHSCHILD INTERNATIONAL ASSET
                                        MANAGEMENT LIMITED


                                        By:
                                           ----------------------------------
                                           Name:
                                           Title:




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                                   SCHEDULE A

                               INITIAL PORTFOLIOS
                               ------------------


U.S. Dollar Portfolio
Pound Sterling Portfolio
Deutsche Mark Portfolio
Canadian Dollar Portfolio



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                                   SCHEDULE B

                                  FEE SCHEDULE
                                  ------------

     For the services to be provided by the Sub-adviser hereunder, the Adviser agrees that each Initial Portfolio shall pay to the Sub-adviser a monthly fee as soon as practical after the last day of each calendar month, which fee shall be paid at a rate equal to five one hundredths of one percent (.05%) on an annual basis of the average daily net asset value of such Portfolio for such calendar month, commencing as of the date on which this Agreement becomes effective with respect to such Portfolio.

     In case of commencement or termination of this Agreement with respect to any Portfolio during any calendar month, the fee with respect to such Portfolio for that month shall be reduced proportionately based upon the number of calendar days during which this agreement is in effect with respect to such Portfolio, and the fee shall be computed based upon the average daily net asset value of such Portfolio during such period.



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